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                                                                   EXHIBIT 10(v)


                               EMPLOYMENT CONTRACT

In accordance with articles 4 and 5 of the "Texte coordonne du 01. 06. 1981 comprenant la loi portant reglement legal du louage de services des employes prives ("Texte coordonne")" as well as the new law of May 24, 1989, the following contract is made between DELPHI AUTOMOTIVE SYSTEMS LUXEMBOURG S.A.

hereafter referred to as the `Company'

and                        JOSE MARIA ALAPONT

hereafter referred to as the `Employee'.

ARTICLE 1 - POSITION OF EMPLOYMENT

The Company takes the Employee into its service as a salaried employee. The job will be Executive Director of Delphi Energy and Engine Management Systems International, and the Employee will be responsible for all Non-U.S. operations, starting on August 1, 1997. It is expected that the Employee will carry out the duties outlined in the agreed job description efficiently and in the best interest of the Company and the safety of its employees.

ARTICLE 2 - PROBATIONARY PERIOD

The probationary period will be 6 months, starting on August 1, 1997. Should the probationary period not be terminated (by either party) at the latest 24 days prior to the expiration of the trial period, it is considered that the employment contract has been entered into for an unspecified period and the duration of service is determined from the first day of employment.

ARTICLE 3 - HOURS OF WORK

Hours are normally Monday to Friday within a minimum of a 40-hour week.



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ARTICLE 4 - SALARY

Gross monthly salary will be US$ 30,769.23 / Lfr 1,137,846 payable over a 12 month period. This salary is subject to deductions of legal contributions and taxes which will be made prior to payment without consent of the Employee. No fees other than those required by law can be collected by the Company. Salary payments are made at the end of each calendar month directly into the Employee's nominated bank account.

ARTICLE 5 - ADDITIONAL PAYMENTS

a) 13TH MONTH SALARY

A year end gratuity equal to one month's salary is paid to all employees in December. A vacation allowance (Article 11) linked to your seniority is paid during the month of June. During the first year of service those payments are calculated on a prorata basis.

b) ANNUAL BONUS

US$ 145,000/Lfr 5,362,100                  1997 - 100% Guaranteed
                                           1998 - 50% Guaranteed

c) PERFORMANCE ACHIEVEMENT (PAP)

US $125,000/LFr 4,622,500                  95-97 PAP - 100% Guaranteed
US $125,000/LFr 4,622,500                  96-98 PAP - 50% Guaranteed
US $125,000/LFr 4,622,500                  97-99 PAP - No proration/No Guarantee

d) STOCK OPTION GRANTS

10,000 shares

d) BENEFITS AND ARRANGEMENTS

US $75,000/Lfr 2,773,500 will be payable annually to the Employee during the first three years of his employment. This amount will be paid in monthly installments.

In addition to the above, an amount of US $30,000 will be paid at the end of the probationary period.

e) COMPANY CAR

A company car will be provided to the Employee according to the company policy (attached).


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ARTICLE 6 - PENSION SCHEME & GROUP LIFE INSURANCE

The Company provides for a pension plan which an Employee is eligible to join when he fulfills the criteria for affiliation after which time contributions become mandatory. A copy of the details of the scheme will be provided to the Employee at the time of affiliation. The Pension Plan - Legal Scheme provides for retirement, invalidity payments, widow and orphan payments. An extra-legal pension plan is also provided to all employees at the Luxembourg Technical Center.

The Employee shall benefit from life insurance. A yearly salary is paid to the Employee's family in the case of death of the Employee.

ARTICLE 7 - COMPANY PRACTICES

In consideration of the opportunities which employment affords the Employee to become acquainted with the Company's business, including the activities of the Company in connection with engineering, research and development work, the Employee agrees that any inventions or improvements which he may conceive, make, invent, suggest or contribute to during the term of the employment with the Company under this contract relating to any matter of thing, including processes and methods of manufacture, which may be connected in any way with the Employee's work or related in any way to the Company's business, existing or anticipated, at any time throughout the employment, the employee forgoes all/any rights to either during or following the term of the employment to apply for letters, patents of similar privileges in respect thereof in any country.

The Employee further agrees not to reveal to any person, unless authorized by the Company or its duly authorized officials, any information concerning the inventions, improvements or other confidential matters of the Company.

For the protection of all/any patents, secret processes and trade secrets of the Company and unless he is exempted by the provisions of article 13 of the "Texte coordonne" the Employee undertakes that throughout the period of one year immediately following the end of the employment with the Company, he will not, without the prior written consent of the Company (such consent not to be unreasonably withheld), directly or indirectly on his own account or as an employee or agent of any person anywhere, be concerned of engaged in the engineering and/or manufacture of any product, component, sub-system, system in relation to, while in the employment of the Company he will have learned or had access to, any secret process or trade secrets of the Company.


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The Employee agrees that he will, at the request of the company, at any time during the employment or thereafter assign to the Company the said inventions and improvements and any patent applications filed or patents granted thereon and will execute any patent papers covering such inventions or improvements as well as any papers that the Company may consider necessary or helpful in the prosecution of patent applications thereon or in the conduct of any interference, litigation or any other controversy in connection therewith, all expense incident to the filing of such applications, the prosecution thereof, and the conduct of any such interference, litigation or other controversy to be borne by the Company.

ARTICLE 8 - BUSINESS TRIPS

Where business trips are considered part of the job responsibility the Company will pay for and/or reimburse expenditure where necessary. The Employee will not, unless for personal reasons which would result in serious financial and/or family constraints, refuse the travel activity which may or may not include agreed periods of time away from home. All conditions for travelling are outlined in the Company's Standard Procedure, Serial No.3.

ARTICLE 9 - DRIVING LICENSE

Where a valid driver's license is a job requirement the Employee must maintain the license during the time of employment. Where a driving license is not a job requirement the employee is required to notify the Company immediately of any restrictions, suspensions or cancellations.

ARTICLE 10 - VACATION ENTITLEMENT

In addition to public holidays the Employee is entitled to 26 days vacation per calendar year plus 1 additional day after 10 years' seniority. Entitlement to be taken in accordance with the Company policy.

Yearly premium linked to seniority. LFr. 5,000 ($135)/year during first 5 years of seniority. Additional LFr 3,000 ($81) for every year of seniority greater than 5 years.

ARTICLE 11 - EXTRAORDINARY LEAVE.

All employees are entitled to additional days leave in respect of immediate family births, deaths, weddings, civic duties and public holidays as detailed in the Company's collective labor agreement.

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ARTICLE 12 - MISCELLANEOUS BENEFITS.

Statutory benefits relating to insurance, sickness, accident, maternity, family allowances are provided for and so communicated to the employee on commencement of employment. Where health care is concerned, you will be covered by the legal scheme, which covers general medical treatment, dental and vision, which allows for reimbursement of 80% of all medical expenses.

ARTICLE 13 - PROCEDURE 24

The company provides relocation/temporary accommodation assistance as detailed in the attached document `Procedure 24'. Should the employee terminate his employment prior to the completion of the probationary period the Company reserves the right to demand total reimbursement of expenditure paid to, or on behalf of, the Employee. Should the Company terminate the employment prior to completion of the probationary period the Company will waiver all/any reimbursement demand unless the termination is due to gross misconduct. Please refer to Procedure 24 for terms of reimbursement after probationary period.

ARTICLE 14 - TERMINATION OF EMPLOYMENT.

This contract may be cancelled at any time by either party provided notice is given in accordance with the stipulations of Chapter 4 of Luxembourg Employment Law i.e., two months for an employee with less than five continuous years of service unless the stipulations of article 27 of the same law are applicable (dismissal due to gross misconduct).

Upon termination of his employment, the employee is required to return to the Company all drawings, blue-prints, manuals, letters, notes, notebooks, reports and all/any other material which are in the possession of or under the control of the Employee. This contract will automatically cease at the end of the month during which the Employee reaches 65 years of age.

THIS CONTRACT IS MADE IN THE GRAND-DUCHY OF LUXEMBOURG WHOSE LAWS AND JURISDICTION WILL DETERMINE THE INTERPRETATION AND EXECUTION OF THE PRESENT CONTRACT.

MADE IN DUPLICATE AND SIGNED IN

PONTIAC, 30 JULY 1997



DELPHI AUTOMOTIVE
SYSTEMS LUXEMBOURG S.A.                                                EMPLOYEE



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